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                                                                  EXHIBIT 23.1

                          CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-17393, 333-40823 and 333-40825) pertaining to the
Amended and Restated 1994 Stock Option Plan, the 1995 Executive Bonus and Stock Option Plan, the Non-Employee Directors Option Plan, the Original Directors Option Plan and the 1997 Non-Qualified Stock Option Plan of Engineering Animation, Inc. of our report dated January 30, 1998 with respect to the consolidated financial statements of Engineering Animation, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                             /s/ ERNST & YOUNG LLP


Minneapolis, Minnesota
March 10, 1998